Exhibit 23.4

Consent of Golder Associates Perú S.A.

September 29, 2011

Cementos Pacasmayo S.A.A.

Calle La Colonia 150

Urb. El Vivero, Surco, Lima 33
Perú

Ladies and Gentlemen:

Golder Associates Perú S.A. hereby consents to references to its name in the registration statement on Form F-1 and the prospectus included therein (together with any amendments thereto, the “Registration Statement”) of Cementos Pacasmayo S.A.A. (the “Company”) initially filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, on August 25, 2011.

Golder Associates Perú S.A. further consents to inclusion of information, data and statements from the report entitled “Technical Report, Resource Estimation for the Bayovar 9 Project, Piura, Perú” (the “Report”) in the Company’s Registration Statement and citation of the Report in the Company’s Registration Statement.

Golder Associates Perú S.A. also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

Sincerely,

[SEAL]	Golder Associates Perú S.A.
/s/ Rafael S. Dávila Otazú
	Name:	Rafael S. Dávila Otazú
	Title:	Managing Director

Golder Associates Peru, S.A.
Av. La Paz 945, Miraflores
Lima, Peru

Attention: Mr. Rafael Dávila

September 29, 2011

Dear Ladies and Gentlemen:

You hereby acknowledge that Cementos Pacasmayo S.A. (the “Company”) will furnish to you certain information whether orally or in writing (the “Information”) in connection with a potential transaction by the Company. You hereby agree to keep and to direct your representatives to keep the Information completely confidential.

You agree to take all reasonable steps to notify the Company as soon as practicable if you become aware of any suspected or actual unauthorized use of the Information and to take all reasonable steps to prevent the suspected or actual unauthorized use of the Information.

In the event that you or any of your representatives receive a request or are required under any applicable law, regulation or legal, judicial or administrative process (including by deposition, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) (collectively, “Law”) to disclose all or any part of the Information, you agree, and you agree to direct your representatives, to the extent legally permissible, to promptly notify the Company of such request so that the Company may seek a protective order or other appropriate remedy and you agree to cooperate in a commercially reasonable manner and to instruct your representatives to cooperate in a commercially reasonable manner with the Company in obtaining such protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or the Company has not waived compliance with the provisions hereof, (i) you or your representative, as the case may be, may disclose, without any liability hereunder, only that portion of the Information which, based on the advice of your or its counsel, is required to be disclosed, and you or your representative shall exercise commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded such Information so disclosed.

You acknowledge that the Company is an issuer of securities registered with the Superintendencia de Mercados de Valores in Peru and is listed with the Lima Stock Exchange and that the Information may represent material, non-public information. You acknowledge that the relevant securities laws may prohibit any person having material non-public information about a publicly listed company from purchasing or selling securities of that company while in possession of such information and from tipping or providing others who trade in the securities of that company.

[SEAL]

You hereto understand and agree that money damages might not be a sufficient remedy for any breach of this agreement and that the Company will be entitled to seek specific performance and/or injunctive relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for a breach of this agreement but shall be in addition to all other remedies available at law or equity.

This agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts made and to be performed therein. You hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and the courts of the United States of America, in either case, located in New York City for any actions, suits or proceedings arising out of or relating to this agreement.

This agreement shall terminate and be of no further force and effect two years from the date hereof or until the Information is made public by the Company.

If you are in agreement with the foregoing, please sign and return one copy of this agreement, it being understood that all counterpart copies will constitute but one agreement with respect to the subject matter of this letter.

Very truly yours,

CEMENTOS PACASMAYO S.A.A.

			By:	/s/ Juan Yamamoto
Name: Juan Yamamoto
Title: Controller

Accepted and agreed to as of the date hereof:

Golder Associates Peru, S.A.

By:	/s/ Rafael S. Dávila Otazú
[SEAL]	Name:	Rafael S. Dávila Otazú
	Title:	Managing Director